Exhibit 99.1

           PERICOM SEMICONDUCTOR REPORTS FISCAL THIRD QUARTER RESULTS

     SAN JOSE, Calif., April 21 /PRNewswire-FirstCall/ -- Pericom Semiconductor Corporation (Nasdaq: PSEM) today announced results for its fiscal third quarter ended March 31, 2005. Results include the acquired operations of SaRonix LLC since October 1, 2003.

     Net revenues for the third quarter were $19,433,000, up 1.1% from $19,217,000 in the preceding quarter and are up 5.2% from $18,466,000 in the comparable period last year. GAAP net income for the quarter was $134,000, or $0.00 per share (diluted), compared to a GAAP net loss of $303,000, or ($0.01) per share, in the preceding quarter and versus a GAAP net loss of $96,000, or ($0.00) per share, in the comparable period a year ago. Net revenues for the nine months ended March 31, 2005 were $58,436,000, up 26.0% from $46,388,000 a year ago. GAAP net loss for the nine month period ending March 31, 2005 was $18,000, or ($0.00) per share, as compared with a GAAP net loss of $2,771,000, or ($0.11) per share, in the prior year comparable period.

     Our GAAP financial results include non-recurring charges or events which are explained in the reconciliation of pro forma and GAAP financial results that appears in the financial statements portion of this release. Pro forma results are not meant as a substitute for GAAP, but are included solely for informational and comparative purposes. Pericom management believes pro forma financial information is useful to investors because it illuminates underlying operational trends by excluding significant non-recurring or otherwise unusual transactions. Our criteria for determining pro forma results may differ from other companies methods, and should not be regarded as a replacement for corresponding GAAP measures.

     Pro forma net income in the quarter ended March 31, 2005 was $167,000, or $0.01 per share (diluted), compared with pro forma net income of $201,000, or $0.01 per share (diluted), in the preceding quarter and a pro forma net loss of $56,000, or ($0.00) per share, in the comparable period a year ago. Pro forma net income for the nine month period ending March 31, 2005 was $519,000, or $0.02 per share (diluted), as compared with a pro forma net loss of $1,434,000, or ($0.06) per share, in the prior year comparable period.

     Alex Hui, President and Chief Executive Officer of Pericom said, "With revenues and margins at the top of our guidance and expenses under guidance, we are very encouraged to see this ongoing evidence of the successful execution of our strategy. Our integrated circuit (IC) business gross margin remained above 40% and overall gross margin rose another 30 basis points from the prior quarter and improved 330 basis points from the comparable quarter a year ago. Our focus products continue to represent approximately 55% of our IC business. We have seen very solid revenue growth in our Connect/PCI Bridge product line which grew 37% from the previous quarter and 76% year over year. The restructuring of our workforce announced in February 2005 helped drive the reduction in operating expenses and the increase in gross margin. Going forward, our emphasis will continue to be building upon the success of our focus IC products, offering increased Application Specific Interface Solutions to our customers served markets, and leveraging the synergies of our IC and frequency control product lines to drive improved operating results across the company."

     NEW PRODUCTS
     The Company launched 16 new Clock, Analog Switch and Interface Logic products supporting Computing, Networking and Digital Video applications in the March quarter.

     SiliconClock:

     -- PI6C410B, PI6C410B-01, and PI6C410M-01 Clock Generator IC's for Intel based PCI-Express Server and Notebook chipsets.
     --   PI6C20400, PI6C20800, and PI6C21200 are 4, 8, and 12 output
          PCI-Express Clock buffers for notebook and server markets.
     --   PI6CUA877 and PI6CUA878 are PLL Clock Buffers for DDR-II-667/800
          DIMMs.
     --   PI6C48530, PI6C48530-01, PI6C48543, PI6C48545, and PI6C48545-11 are
          LVPECL and LVDS clock buffer/converters for high-speed Networking applications.

     SiliconSwitch:

     -- PI2PCIE412-C, a PCI-Express compliant signal switch for PC, Servers, Notebook, and Networking/Telecom applications. We have already obtained key design wins at major motherboard companies.
     -- PI3HDMI412, an ASSP analog switch supporting HDMI/DVI switching in high performance digital video applications.

     SiliconInterface:

     --   PI74SSTUA32864 DDR-II-667, an Address Register for DDR-II Memory
          Modules.

     Frequency Control Products:

     -- S1613XP, S1614XP, SEL383, and SEL382, Four new families of 3.3 volt/2.5 volt CMOS/LVPECL crystal clock oscillators in the frequency range of 100 MHz to 160 MHZ with Pericom silicon inside. The devices achieve very low jitter and tight frequency stability and are designed for improved reliability and cost in high-speed networking, server, and storage applications.

     JUNE 2005 QUARTER OUTLOOK
     The following statements are based on current expectations. These statements are forward looking, and actual results may differ materially.

     -- We are entering the quarter with an improved backlog position and the quarter will be 14 weeks instead of 13 weeks in the prior quarter. As we continue to be in a high turns environment and visibility therefore remains limited, we expect revenues to be up within a range of 6-10% from the prior quarter depending on the strength of turns orders.
     -- Gross margin is expected to remain in the 37% range, plus or minus 50 basis points, but this continues to be highly dependent on the product mix of turns business.
     -- Operating expenses are expected to increase 2-4% from the prior quarter primarily as a result of the extra week in the quarter.
     --   Other income is expected to be approximately $0.9 million.
     -- We are now required to report separately our equity in the income or loss of unconsolidated subsidiaries. This was previously included with Other Income. This is currently estimated to be a loss of approximately $0.2 million.

     Pericom will adhere to Regulation Fair Disclosure. The Company will provide its investors and analysts with guidance in the areas of total revenues, gross margin, operating expenses and other income each quarter in our earnings releases and in our conference calls. We will not provide further guidance or updates during the quarter unless we do so via a press release.

     NOTE: Our third quarter results telephone conference call will begin at 1:30 p.m. pacific time today. The conference call may be accessed by calling 800-949-8963 and referencing conference number 5447863. A replay of the third quarter results conference call will be available for 7 days commencing from 4:30 p.m. pacific time today. The replay telephone number is 800-642-1687 (domestic) or 706-645-9291 (international) and the access code is 5447863. Please note also that the conference call will be simultaneously Webcast live at: www.pericom.com/investors followed by on-demand Webcast beginning at 4:30 p.m. pacific time today through May 21, 2005 (Webcast requires Windows MediaPlayer).

     Pericom Semiconductor Corporation offers customers worldwide the industry's most complete silicon and quartz based solutions for the Computing, Communications, and Industrial market segments. Our broad portfolio of leading-edge analog, digital, and mixed-signal integrated circuits and SaRonix frequency control products are essential in the timing, transferring, routing, and translating of high-speed signals as required by today's ever-increasing speed and bandwidth demanding applications. Company headquarters are in San Jose, California, with design centers and sales offices located globally. http://www.pericom.com

     This press release contains forward-looking statements as defined under The Securities Litigation Reform Act of 1995. Forward-looking statements in this release include the statements under the captions 'June 2005 Quarter Outlook' and statements regarding the Company's ongoing shift to higher margin focus products, our expansion of Application Specific Interface Solutions, our future improvements in operating results, our future enhancements of frequency control product offerings and the leveraging of the synergies of our IC and frequency control product lines. The company's actual results could differ materially from what is set forth in such forward-looking statements due to a variety of risk factors, including softness in demand for our products, price erosion for certain of our products, unexpected difficulties in developing new products, customer decisions to reduce inventory, economic or financial difficulties experienced by our customers, difficulties in integrating SaRonix with our business, or technological and market changes. All forward-looking statements included in this document are made as of the date hereof, based on information available to the company as of the date hereof, and Pericom assumes no obligation to update any forward-looking statements. Parties receiving this release are encouraged to review our annual report on Form 10- K/A for the year ended June 30, 2004 and, in particular, the risk factors sections of that filing.

                        Pericom Semiconductor Corporation
                  Consolidated Statements of Operations - GAAP
                      (In thousands, except per share data)
                                   (unaudited)

                                                     Three Months Ended                  Nine Months Ended
                                           --------------------------------------    ------------------------
                                             Mar 31,       Dec 31,       Mar 31,       Mar 31,       Mar 31,
                                              2005          2004          2004          2005          2004
                                           ----------    ----------    ----------    ----------    ----------
Net revenues                               $   19,433    $   19,217    $   18,466    $   58,436    $   46,388

Cost of revenues                               12,262        13,219        12,275        38,287        32,391

  Gross profit                                  7,171         5,998         6,191        20,149        13,997

Operating expenses:

  Research and development                      3,678         3,485         3,451        10,879        10,648

  Selling, general and
   administrative                               3,849         3,707         4,277        11,388        11,084

  Restructuring charge                            243             0             0           243           784

       Total                                    7,770         7,192         7,728        22,510        22,516

Loss from operations                             (599)       (1,194)       (1,537)       (2,361)       (8,519)

Other income, net                                 913           875         1,020         2,719         3,008

Recovery (write down) of
 nonmarketable investment                          (4)          (96)            4          (100)           (5)

Income (loss) before income
 taxes                                            310          (415)         (513)          258        (5,516)

Income tax (benefit)                              125          (102)         (269)          112        (2,460)

Minority interest in income
 (loss) in consolidated
 subsidiary                                        22            10             0            32             0

Equity in income (loss) in
 unconsolidated subsidiary                        (73)            0           148          (196)          285

Net income (loss)                          $      134    $     (303)   $      (96)   $      (18)   $   (2,771)

Basic earnings (loss) per
 share                                     $     0.01    $    (0.01)   $    (0.00)   $    (0.00)   $    (0.11)

Diluted earnings (loss) per
 share                                     $     0.00    $    (0.01)   $    (0.00)   $    (0.00)   $    (0.11)

Shares used in computing
 basic earnings (loss)
 per share                                     26,531        26,554        26,166        26,533        25,970

Shares used in computing
 diluted earnings (loss)
 per share                                     27,112        26,554        26,166        26,533        25,970

                        Pericom Semiconductor Corporation
                Consolidated Statements of Operations - Pro Forma
                      (In thousands, except per share data)
                                   (unaudited)

                                                     Three Months Ended                  Nine Months Ended
                                           --------------------------------------    ------------------------
                                             Mar 31,       Dec 31,       Mar 31,       Mar 31,       Mar 31,
                                              2005          2004          2004          2005          2004
                                           ----------    ----------    ----------    ----------    ----------
Net revenues                               $   19,433    $   19,217    $   18,466    $   58,436    $   46,388

Cost of revenues                               12,262        12,175        12,262        37,243        31,698

  Gross profit                                  7,171         7,042         6,204        21,193        14,690

Operating expenses:

  Research and development                      3,678         3,485         3,436        10,879        10,240

  Selling, general and
   administrative                               3,849         4,120         4,046        11,801        10,443

       Total                                    7,527         7,605         7,482        22,680        20,683

Loss from operations                             (356)         (563)       (1,278)       (1,487)       (5,993)

Other income, net                                 913           875         1,020         2,719         3,008

Recovery (write down) of
 nonmarketable investment                          (4)          (96)            4          (100)           (5)

Income (loss) before income
 taxes                                            553           216          (254)        1,132        (2,990)

Income tax (benefit)                              335            25           (50)          449        (1,271)

Minority interest in income
 (loss) in consolidated
 subsidiary                                        22            10             0            32             0

Equity in income (loss) in
 unconsolidated subsidiary                        (73)            0           148          (196)          285

Net income (loss)                          $      167    $      201    $      (56)   $      519    $   (1,434)

Basic earnings (loss) per
 share                                     $     0.01    $     0.01    $    (0.00)   $     0.02    $    (0.06)

Diluted earnings (loss) per
 share                                     $     0.01    $     0.01    $    (0.00)   $     0.02    $    (0.06)

Shares used in computing
 basic earnings (loss)
 per share                                     26,531        26,554        26,166        26,533        25,970

Shares used in computing
 diluted earnings (loss)
 per share                                     27,112        27,342        26,166        27,241        25,970

                        Pericom Semiconductor Corporation
    Reconciliation of Net Loss In Accordance With GAAP to Pro Forma Net Loss
                                 (In thousands)
                                   (unaudited)

                                                     Three Months Ended                  Nine Months Ended
                                           --------------------------------------    ------------------------
                                             Mar 31,       Dec 31,       Mar 31,       Mar 31,       Mar 31,
                                              2005          2004          2004          2005          2004
                                           ----------    ----------    ----------    ----------    ----------
Net income (loss) in accordance
 with GAAP                                 $      134    $     (303)   $      (96)          (18)   $   (2,771)

Workforce reduction (Note 1)               $      243                                       243    $      230

Restructuring charge (Note 2)                                                                      $      784

End of life program inventory
 reserve charge (note 3)                                 $    1,044                  $    1,044

SaRonix inventory fair value
 adjustment (Note 4)                                                                               $      573

Write off furniture & fixtures
 (Note 5)                                                              $       45                  $       45

Moving Cost (Note 6)                                                   $      214                  $      214

Write off of in-process R&D
 (Note 7)                                                                                          $      360

Amortization of customer backlog
 (Note 8)                                                                                          $      320

Gain on sale of Ireland building
 (Note 9)                                                $     (413)                 $     (413)

Income tax (benefit) (Note 10)             $     (210)   $     (127)         (219)   $     (337)       (1,189)

Net income (loss) on a Pro Forma
 basis                                     $      167    $      201    $      (56)   $      519    $   (1,434)

Notes to pro forma adjustments:

Note 1: In February 2005 & November 2003, we reduced our total workforce by approximately 10% and 12% respectively.

Note 2: In December 2003, we recorded a non-recurring charge related to an unused leased facility resulting from our move to a new corporate headquarters.

Note 3: In December 2004, we recorded a non-recurring charge to inventory reserves related to a product end of life program.

Note 4: In the three months ended December 2003, we sold inventory acquired from SaRonix that was written up to fair value in connection with the acquisition.

Note 5: In February 2004 we wrote off the net book value of the furniture and fixtures no longer in use due to the move referred to in note 6.

Note 6: In the three months ended March 2004, we recorded a non-recurring charge related to the move to new corporate headquarters.

Note 7: In the three months ended December 2003, we wrote off the cost of acquired in-process R&D.

Note 8: In the three months ended December 2003, we completely amortized the cost of acquired customer backlog for which we did not incur related selling expense.

Note 9: In November 2004, we sold a building in Ireland that resulted in a gain

Note 10: The tax benefit relating to the pro forma adjustments above.

                        Pericom Semiconductor Corporation
                      Condensed Consolidated Balance Sheets
                                 (In thousands)

                                                         As of          As of
                                                     Mar 31, 2005   Jun 30, 2004
                                                     (unaudited)
                                                     ------------   ------------
                   Assets

Current Assets:

      Cash & cash equivalents                        $      5,828   $     13,965
      Short-term investments                         $    135,750   $    130,412
      Accounts receivable                                  10,497          7,549
      Inventories                                          13,445         15,980
      Prepaid expenses and other
       current assets                                         692            664
      Deferred income taxes                                 5,606          5,564
            Total current assets                          171,818        174,134

Property and equipment, net                                 5,788          6,442
Investment in and advances to
 Pericom Technology, Inc.                                   6,823          7,019
Deferred income taxes-non current                           1,888          1,419
Other assets                                                6,777          8,438
            Total assets                             $    193,094   $    197,452

             Liabilities and
          Shareholders' Equity

Current liabilities:

      Accounts payable                               $      6,391   $      8,153
      Accrued liabilities                                   5,478          5,972
      Current portion of long-term
       debt                                                     0          1,291
            Total current
             liabilities                                   11,869         15,416

Other long term liabilities                                    68            139
            Total liabilities                              11,937         15,555

Minority interest in consolidated
 subsidiary                                                   283              0
            Total minority Interest                           283              0

Shareholders' equity:
      Common stock                                        142,198        142,607
      Retained earnings and other                          38,676         39,290
            Total shareholders' equity                    180,874        181,897

            Total liabilities and
             shareholders' equity                    $    193,094   $    197,452

SOURCE  Pericom Semiconductor Corporation
    -0-                             04/21/2005
    /CONTACT: Mike Craighead, VP/Chief Financial Officer of Pericom Semiconductor Corporation, +1-408-435-0800, or fax, +1-408-435-1100/
    /Web site:  http://www.pericom.com /
-